Exhibit 99.1

OLD POINT FINANCIAL CORPORATION ANNOUNCES

SECOND QUARTER 2006 EARNINGS

July 19, 2006, Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) announced today net income of $1.8 million, or $0.45 per diluted share, for the quarter ending June 30, 2006, up $116 thousand, or 6.8% from the first quarter of 2006, but down $48 thousand, or 2.6% from second quarter 2005. Assets as of June 30, 2006 totaled $797.0 million, 13.8% higher than June 30, 2005 assets of $700.3 million. Net loans grew to $544.9 million, a 25.9% increase over 2005 total net loans of $432.9 million. Deposits for the period increased to $556.8 million, or up 9.3% over June 30, 2005 deposits of $509.3 million.

Other items of note for the second quarter of 2006:

Net interest income after provision for loan losses for the second quarter of 2006 totaled $5.8 million, up $156 thousand, or 2.8%, over the first quarter of 2006. From the second quarter of 2005, net interest income after provision for loan losses was up 0.9%, or $52 thousand. High costs of funding and a flat yield curve contributed to the nearly flat performance.

Total non interest income was $238 thousand, or 0.9% higher than first quarter of 2006 and 18.6%, or $473 thousand higher than the comparable quarter of 2005. The unwinding of a Federal Home Loan advance contributed $237 thousand to the increase in non interest income, and the success of a new consumer checking account acquisition program also contributed to increased service charges.

Total non interest expense was $205 thousand, or 3.3% higher than first quarter, 2006, and 9.8%, or $564 thousand higher than the comparable quarter in 2005. Salaries and occupancy expense associated with the addition of three new branches in eighteen months contributed to the increase.

Dividends declared for 2006 year-to-date have been $0.34 per share, up $0.02, or 6.25% from year-to-date 2005.

Return on Average Assets (ROA) for year-to-date 2006 is 0.91%, and Return on Average Equity (ROE) is 9.81%.

Old Point Financial Corporation (“OPOF” - Nasdaq) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 19-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286

Old Point Financial Corporation

Consolidated Balance Sheets

in thousands, except per share data

Assets

			30-Jun-06	30-Jun-05
	Cash and due from banks		$17,594	$20,082
	Federal Funds Sold		5,451	11,894

	Cash and cash Equivalents		23,045	31,976
	Securities available-for-sale, at fair value		186,065	196,636
	Securities held-to-maturity (fair value approximates $3,308 and $3,188)		3,323	3,115
	Loans, net of allowance for loan losses of $4,549 and $4,179		544,905	432,939
	Premises and Equipment, net		21,478	19,624
	Bank owned life insurance		10,325	9,531
	Other Assets:		7,879	6,482

	Total Assets		$797,020	$700,303

	Liabilities & Stockholders’ Equity

			30-Jun-06	30-Jun-05
	Deposits:
	Non-interest bearing deposits		$97,952	$104,548
	Savings deposits		200,145	191,806
	Time Deposits		258,712	212,971

	Total Deposits		556,809	509,325

	Federal funds purchased, repurchase agreements and other borrowings		51,186	48,370
	Federal Home Loan Bank Advances		115,000	70,000
	Accrued expenses and other liabilities		2,438	1,707

	Total Liabilities		725,433	629,402

	Stockholders’ Equity
	Common stock, $5.00 par value
	2006	2005
Shares Authorized	10,000,000	10,000,000
Shares Issued	3,991,305	4,016,144	19,956	20,081
	Additional paid in capital		14,620	14,153
	Retained earnings		40,265	37,402
	Accumulated other comprehensive income(loss)		(3,254)	(735)

	Total stockholders’ equity		71,587	70,901

	Total liabilities and stockholders’ equity		$797,020	$700,303

Old Point Financial Corporation

Consolidated Statements of Earnings

in thousands, except per share data

	3 Months Ended 30-Jun-06	3 Months Ended 30-Jun-05	6 Months Ended 30-Jun-06	6 Months Ended 30-Jun-05
Interest Income
Interest and Fees on loans	$9,005	$6,908	$17,304	$13,663
Interest on federal funds sold	81	50	133	86
Interest on securities
Taxable	1,277	1,313	2,566	2,688
Exempt from Federal income tax	367	426	755	869
Dividends and interest on all other securities	92	50	179	105

Total interest income	10,822	8,747	20,937	17,411

Interest Expense
Interest on savings deposits	571	343	1,065	665
Interest on time deposits	2,527	1,597	4,806	3,083
Interest on federal funds purchased, securities sold under agreement to repurchase and other borrowings	464	278	872	502
Interest on Federal Home Loan Bank advances	1,154	550	2,138	1,134

Total Interest expense	4,716	2,768	8,881	5,384

Net Interest Income	6,106	5,979	12,056	12,027
Provision for loan losses	300	225	600	450

Net interest income after provision for loan losses	5,806	5,754	11,456	11,577

Noninterest Income
Income from fiduciary activities	661	696	1,339	1,414
Service charges on deposit accounts	1,392	1,185	2,725	2,258
Other service charges, commissions and fees	718	401	1,253	899
Income from bank owned life insurance	134	125	267	247
Gain (loss) on available-for-sale securities, net	1	4	2	9
Other operating income	119	140	226	230

Total Noninterest income	3,025	2,551	5,812	5,057

Noninterest Expense
Salaries and employee benefits	3,825	3,564	7,537	6,975
Occupancy and equipment	886	744	1,777	1,501
Supplies	255	135	255	234
Postage and courier	129	116	269	234
Service fees	201	147	369	277
Data processing	186	147	355	294
Advertising	189	188	331	252
Customer development	127	134	295	265
Employee professional development	160	164	291	279
Other	387	442	1,006	968

Total noninterest expenses	6,345	5,781	12,485	11,279

Income before income taxes	2,486	2,524	4,783	5,355
Income tax expense	680	670	1,287	1,444

Net Income	1,806	1,854	3,496	3,911

Basic Earnings Per Share
Average shares outstanding	3,988,674	4,016,144	3,991,815	4,015,763
Net income per share of common stock	$0.45	$0.46	$0.88	$0.97
Diluted Earnings per share
Average shares outstanding	4,049,006	4,095,746	4,052,729	4,098,913
Net income per share of common stock	$0.45	$0.45	$0.86	$0.95

Cash Dividends Declared	$0.17	$0.16	$0.34	$0.31

Old Point Financial Corporation

Selected Quarterly Income Information

	3 Months Ended 30-Jun-06	3 Months Ended 31-Mar-06	3 Months Ended 31-Dec-05	3 Months Ended 30-Sep-05	3 Months Ended 30-Jun-05
Interest Income

Total interest and dividend income	10,822	10,115	9,840	9,235	8,747

Interest Expense	4,716	4,165	3,731	3,206	2,768
Net Interest Income	6,106	5,950	6,109	6,029	5,979
Provision for loan losses	300	300	300	300	225

Net interest income after provision for loan losses	5,806	5,650	5,809	5,729	5,754

Noninterest Income

Income from fiduciary activities	661	678	633	659	696
Service charges on deposit accounts	1,392	1,334	1,309	1,285	1,185
Other service charges, commissions and fees	718	535	424	456	401
Other operating income	254	240	268	274	269

Total Noninterest income	3,025	2,787	2,634	2,674	2,551

Noninterest Expenses

Salaries and employee benefits	3,825	3,712	3,712	3,690	3,564
Occupancy and equipment	886	892	870	818	744
Other	1,634	1,536	1,637	1,578	1,473

Total noninterest expenses	6,345	6,140	6,219	6,086	5,781

Income before taxes	2,486	2,297	2,224	2,317	2,524
Income tax expense	680	607	588	596	670

Net Income	$1,806	$1,690	$1,636	$1,721	$1,854

Basic Earnings per share
Average shares outstanding	3,998,674	3,994,992	4,016,500	4,016,070	4,016,144
Net income per share of common stock	$0.45	$0.42	$0.41	$0.43	$0.46
Diluted Earnings per share
Average shares outstanding	4,049,006	4,056,488	4,082,747	4,090,201	4,095,746
Net income per share of common stock	$0.45	$0.42	$0.40	$0.42	$0.45
Cash Dividends Declared	$0.17	$0.17	$0.17	$0.17	$0.16